Form 10-K, Exhibit 13
period 1995-12-31
PROCYTE CORP /WA/
filed 1996-03-25
CIK 856072

                                     EXHIBIT 13.1

ITEM 6   SELECTED FINANCIAL DATA

                                                     YEARS ENDED DECEMBER 31,
STATEMENTS OF OPERATIONS DATA      1995           1994           1993          1992          1991
-----------------------------------------------------------------------------------------------------
Revenues                         $4,320,056     $4,472,983    $1,939,517      $240,769      $621,841
Costs and expenses               16,714,991     16,626,701     9,612,531     5,671,142     4,552,939
                               ----------------------------------------------------------------------
Net loss                       $(12,394,935)  $(12,153,718)  $(7,673,014)  $(5,430,373)  $(3,931,098)
                               ----------------------------------------------------------------------
                               ----------------------------------------------------------------------
Net loss per common share            $(0.95)        $(0.97)       $(0.80)       $(0.79)       $(0.66)
                               ----------------------------------------------------------------------
                               ----------------------------------------------------------------------
Weighted average # of
common shares used in
computing net loss per           13,100,818     12,593,131     9,575,218     6,871,263     5,968,896
common share
                               ----------------------------------------------------------------------
                               ----------------------------------------------------------------------



                                                             DECEMBER 31,
BALANCE SHEET DATA:                1995           1994            1993         1992          1991
-----------------------------------------------------------------------------------------------------
Cash, cash equivalents &        $36,077,520    $43,014,137   $22,653,578    $8,038,789    $5,405,585
short-term investments

Working capital                  30,438,486     41,746,596    21,170,301     7,383,177     5,170,573

Total assets                     45,093,558     50,013,086    26,265,524    10,076,855     7,697,927

Total liabilities                 9,209,004      1,863,311     1,797,292       935,430       436,636

Accumulated deficit            (46,513,220)   (34,118,285)  (21,964,567)  (14,291,553)   (8,861,180)

Stockholder's equity             35,884,554     48,149,775    24,468,232     9,141,425     7,261,291

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

ProCyte's goal is to build long-term shareholder value by focusing on three distinct business opportunities. The first opportunity deals with commercialization of the Company's proprietary copper-based compounds; applying the Company's technology and know-how to specific fields of disease treatment and/or management.

ProCyte's strategic approach in commercialization of its copper-based compounds focuses initially on GHK:Cu (2:1), tradenamed Iamin-Registered Trademark- gel. The Company's belief in the clinically tested safety profile of this compound, evaluated in over 800 patients, and preclinical evidence regarding the biological actions of the compound, led to the Company's decision to file a 510(k) pre-market notification with the U.S. Food and Drug Administration ("FDA") in August 1995 seeking clearance to market Iamin-Registered Trademark-gel as a wound care product. Unlike the FDA's guidelines for approval of a compound as a therapeutic agent, the 510(k) guidelines require primarily that a new product's safety be established and that the product be comparable to predicate wound care products that have received FDA clearance.

In February 1996, the Company announced that it obtained FDA-clearance to market Iamin-Registered Trademark- Gel wound dressing. Commercial use of this over-the-counter product is expected to provide the Company with additional human experience with the compound in a range of wound types, including diabetic ulcers, pressure sores, stasis ulcers, surgical incisions, first and second degree burns and skin abrasions.

In 1995, Kissei Pharmaceutical Co., Ltd., ProCyte's partner in Japan, China, Taiwan and Korea for the development of Iamin-Registered Trademark- gel, commenced a Phase I study of the compound as a therapeutic agent. ProCyte plans to continue to explore the commercialization of Iamin-Registered Trademark- gel as a therapeutic agent in Europe and the United States, and presently has studies of its own planned or in progress in support of this goal.

During 1995, ProCyte initiated early-stage clinical trials of two other drug candidates based on its copper-based technology. Iamin-IB-Registered Trademark-solution (GHK:Cu administered via retention enema) is presently the focus of an evaluator-blinded, multi-center, placebo-controlled, dose-ranging Phase I/II study, to determine the safety and effect of the compound in the treatment of mild to moderate ulcerative colitis, a form of inflammatory bowel disease. Existing therapies for treatment of this presently incurable disease, including 5-ASAs and corticosteroids, tend to focus on reducing the inflammation in the bowel. ProCyte's approach seeks to address the repair of damaged tissue, and is expected to require further clinical study and research to determine its potential benefit.

A Phase I safety evaluation study of yet another proprietary peptide-copper compound, PC1358, tradenamed Tricomin-Registered Trademark- solution, was begun in early 1995 and completed in July. ProCyte initiated a Phase II continuing safety and initial effectiveness study in October 1995, to study the effect of two doses of PC1358 versus placebo in the treatment of early to mid-stage androgenetic alopecia, commonly known as male pattern baldness. The Phase II study is a single-center, evaluator-blinded, placebo-controlled, dose-ranging study, which is expected to be completed in 1996. The study's primary endpoint is conversion of resting, or telogen stage, follicles to actively growing, anagen stage follicles.

ProCyte announced in early 1996 that its partnership with Kaken Pharmaceutical Co. Ltd., for development of the Company's hair technology in Asia was terminated, due in large part to the stance taken by the Japanese regulatory agency in its present decision not to classify hair growth compounds as drugs. By regaining the Asian rights to its technology, ProCyte now has the worldwide rights to the hair growth applications of its technology. The Company intends to seek suitable corporate partners for the technology and also is evaluating alternative registrations of the technology worldwide while continuing, for the present, to pursue therapeutic evaluation of PC1358.

In 1995, ProCyte and collaborators involved in studying the antiviral applications of the Company's compounds, presented key scientific findings in technical publications and at international scientific symposia. The Company plans to seek collaborations, including but not limited to government grants, corporate sponsorship, and other research funding for this early-stage application of its technology. Until such time that additional outside funding is sourced, the Company has minimized internal resources committed to this early-stage research program.

The Company's second business opportunity involves providing contract manufacturing services to select clients in the biotechnology, pharmaceutical, fine chemical and food products industries. ProCyte commissioned its state-of-the-art manufacturing plant in 1994. The plant was initially built to serve ProCyte's internal needs in the cost-effective manufacture of bulk drug substances for the Company's and its corporate partners' clinical and commercial use. Early in 1995, the Company decided to utilize the excess capacity and unique features of the plant by offering process development, organic synthesis, and lyophilization - or freeze drying - services to others.

By year end 1995, ProCyte had provided or was still performing contract manufacturing services on behalf of ten clients, including two multinational pharmaceutical companies, and several biotechnology companies. Given the risks and uncertain timelines associated with pharmaceutical and biotechnology products being developed, tested, reviewed or sold by clients of the manufacturing facility, the Company will be required to strive to maintain sufficient clientele to counter the effect that regulatory delays, product failures, product recalls, and other such circumstances may have on its contract manufacturing capabilities and revenue expectations.

ProCyte expects to continue to provide contract manufacturing services in 1996 and future years, and to produce clinical and commercial quantities of certain of its peptide-copper compounds for its use and those of present or future partners. The Company expects to utilize approximately 85% of the plant's current capacity for these endeavors in 1996, though, for the reasons outlined above, and including such things as unexpected or unsuccessful plant audits or regulatory inspections, competition, market acceptance of clients' products, or the decision of a client to manufacture its own products or manufacture elsewhere, there can be no assurance that it will be successful.

The third primary area of opportunity being pursued by the Company builds upon ProCyte's pioneering research expertise in the complex field of wound care and healing. In November 1995, the Company acquired the exclusive worldwide rights, outside of Asia, to a novel polymer technology, known as HYPAN-Registered Trademark-, and five FDA-cleared wound care products based on this technology. ProCyte also acquired the rights to a sixth FDA-cleared wound care product, known as HyFil, for which it shares non-exclusive distribution rights in North America with B. Braun Medical Supplies, Inc. Additionally, ProCyte acquired the exclusive worldwide rights for the use of the technology for future drug delivery applications in the field of wound healing.

At present, Company scientists are actively investigating the technology's uses, while ProCyte's manufacturing team is seeking to develop cost-effective commercialization processes for the Company's first planned HYPAN-Registered Trademark--based products, which may or may not include those already cleared by the FDA. ProCyte may elect to modify the licensed products that have received FDA clearance, and/or to pursue new products altogether using the technology, based on feedback obtained from focus groups, clinical assessments, and as a result of process improvements made in manufacturing. ProCyte is charting new territory in the development of polymer manufacturing processes and anticipates that initial development will take at least six months to successfully devise pilot scale production methodology for the Company's first planned HYPAN-Registered Trademark--based products, which have never before been commercially manufactured. Given such potential issues as unexpected difficulties faced in scaling-up the full scale commercial manufacturing processes, obtaining suitable raw materials, and staffing the production operation, there can be no assurance that the Company will be able to commercialize the technology in a cost-effective, timely manner, if at all.

Year Ended December 31, 1995 Compared with the Year Ended December 31, 1994

In 1995, ProCyte earned $1,536,316 in research and development funding from Kaken Pharmaceutical Co., Ltd. ("Kaken") and Kissei Pharmaceutical Co. Ltd. ("Kissei"). Kaken's final research and development payment due under its license agreement with the Company was paid in second quarter 1995, and Kissei's final R & D fee was paid in third quarter 1995.

In January 1996, ProCyte announced termination of its license agreement with Kaken for the development in Asia of ProCyte's PC1358 hair compound and analogs. The termination resulted in part due to the present position that the Japanese regulatory agency has taken with regard to any compounds being developed as therapeutic agents for the treatment of androgenetic alopecia in Japan. The Japanese regulatory agency has presently determined that it will not regulate such compounds as drugs. No monies paid by Kaken to ProCyte under the license agreement are refundable. Kaken filed a patent on the technology which was assigned to ProCyte at conclusion of the partnership for a nominal fee.

In January 1996, ProCyte received $1.0 million as a milestone payment under the terms of the Company's license agreement with Kissei for rights in Japan, China, Taiwan and Korea to the Company's wound healing technology, Iamin-Registered Trademark- gel. No further milestone payments are expected or due in 1996. Total operating expenses, excluding the March 5, 1996 announcement of the tentative litigation settlement in the shareholder suit filed against the Company and certain of its officers and directors in October 1994, decreased 28% to $11,964,991 in 1995 from $16,626,701 in 1994.
Research and development expenses, and expenses related to earlier-stage, smaller clinical trials underway in 1995 as compared to a Phase III, 511 patient study in 1994, de-creased by 46% to $7,235,298 in 1995 from $13,298,942 in 1994. Research and development costs represented 60% of the Company's total operating costs (excluding the tentative litigation settlement) in 1995. General and administrative expenses increased 42% to $4,729,693 in 1995 compared to $3,327,759 in 1994, primarily as a result of the Company's defense of the October 1994 shareholder suit and legal fees incurred as a result of the Company's acquisition efforts in 1995.

Investment income in 1995 increased to $2,631,904 from $1,699,829 in 1994. The increase was primarily attributable to higher interest rates.

The Company's net loss increased to $12,394,935 for 1995 as compared to a net loss of $12,153,718 for 1994.

Year Ended December 31, 1994 Compared with the Year Ended December 31, 1993

In 1994, ProCyte earned $2,773,154 in research and development funding from Kaken Pharmaceutical Co., Ltd. ("Kaken") and Kissei Pharmaceutical Co. Ltd. ("Kissei"), compared to research and development funding earned under the Kaken agreement of $1,320,946 in 1993.

Total operating expenses increased approximately 73% to $16,626,701 in 1994 from $9,612,531 in 1993. Research and development expenses related primarily to clinical development of investigational Iamin-Registered Trademark- gel in diabetic plantar ulcer studies, pharmacology and drug metabolism studies and research and development of other drug candidates, increased by approximately 75% to $13,298,942 in 1994 from $7,587,952 in 1993. Research and development costs represented approximately 80% of the Company's total operating costs in both 1994 and 1993. General and administrative expenses increased approximately 64% to $3,327,759 in 1994 compared to $2,024,579 in 1993, primarily as a result of staff additions, patent prosecution and continuing business development activities.

Investment income in 1994 increased to $1,699,829 from $618,571 in 1993. The increase was primarily due to investment of funds raised in the Company's public offerings of common stock in February 1994 and February 1993.

The Company's net loss increased to $12,153,718 in 1994, compared to a net loss of $7,673,014 for 1993.

Liquidity and Capital Resources

The Company has financed its operations since inception through public and private sales of common stock, investment income, and revenue from strategic partners. Through December 31, 1995, the Company had raised approximately $81.8 million in net proceeds from sales of common stock. It has earned approximately $7.0 million in investment income and $9.2 million in research and development-related revenues and other fees.

At December 31, 1995, the Company had approximately $36.1 million in cash, cash equivalents and securities available for sale. Through December 31, 1995, the Company has invested a total of approximately $4.1 million in laboratory and computer equipment, furniture and leasehold improvements. In addition, the Company has invested approximately $4.5 million in leasehold improvements and equipment for its manufacturing plant. The Company anticipates that its operating expenses will increase in 1996 and subsequent years as the Company expands its manufacturing plant and purchases equipment to process its planned wound care products, hires additional personnel, particularly in the fields of sales and marketing and manufacturing, and advances potential product candidates in development. Foreseeable incremental costs may include, but are not limited to, those associated with the Company's planned manufacture of HYPAN-Registered Trademark- polymer-based products, preclinical and clinical product development studies, patent filings, legal fees, and administrative activities.

The Company expects to continue to try to negotiate strategic collaborations or other suitable partnerships for certain applications of its technology, and to seek product acquisition and/or distribution agreements with other parties whose products, capabilities or interests complement the Company's goals and abilities internationally. Certain of these relationships may involve commitments from ProCyte to fund some or all of certain research and development projects or to make royalty payments based on products sold during a defined period.

Although strategic partnerships have provided revenue to the Company in the past, there can be no assurance that similar sources of funds will be available to the Company in the future. Additionally, though the Company makes every effort to extensively review products it may seek to acquire, distribute or in-license, there can be no assurance that products so obtained will be commercialized successfully, if at all.

Further expenditures will be required for manufacturing, including but not limited to, adding equipment for the manufacture of the polymer-based wound care products; building a sales organization and marketing program for the Company's products in North America and elsewhere; and for office and related space and equipment to accommodate the activities and personnel associated with bringing potential products into development or the marketplace. All these activities, and others that may not have been anticipated at this time, will require substantial financial resources. There can be no assurance that the Company will have sufficient resources to fund the cost of such activities, or that it will be able to obtain any additional financial resources on acceptable terms or in time to fund any necessary or desirable expenditures.

At year end 1995, the Company had incurred approximately $1.4 million in legal expenses as a result of its defense of the shareholder lawsuit filed against the Company and certain of its officers and directors in October 1994.

The Company announced on March 5, 1996 that it has reached a tentative settlement in the litigation. The tentative settlement, which is subject to court approval, is for $7.75 million, of which at least $2.5 million will be paid in cash, with the remainder payable, at the Company's discretion, in cash or shares of ProCyte common stock. The amount, if any, of the stock portion would be dependent upon the market price of ProCyte common stock during the six-month period following final court approval of the settlement. The tentative settlement is conditioned upon the Company receiving an appropriate contribution to the settlement from its insurance carriers. The Company, while continuing to assert that there was no wrong-doing on the part of the Company or any of its officers and directors, believes it to be in the shareholders' best interests to resolve the suit in order to focus management's attention and Company resources on the Company's operations. There can be no assurance that the Company and the other parties involved in the settlement discussions will be able to resolve the outstanding issues satisfactorily, if at all.

The Company anticipates that its existing capital resources should be sufficient to fund its cash requirements for approximately two years. However, the amounts and timing of expenditures will depend on such things as the progress and results of ongoing clinical development programs, the rate at which operating losses are incurred, the execution ofin-licensing or product distribution agreements with others, the establishment of out-licensing agreements or strategic alliances for certain of the Company's products or technology, the FDA regulatory process and similar processes among similar agencies in other countries, and other factors, many of which are beyond the Company's control, such as raw material availability and cost.

The Company expects that its existing capital resources could be sufficient to fund the Company's operations through commercialization of its first products in the field of wound care.

Price Range of Common Stock

ProCyte Corporation common stock is quoted on the Nasdaq National Market System under the symbol PRCY. As of March 8, 1996, there were 513 holders of record of common stock. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. The Company intends to retain future earnings and capital for use in its business. The high and low sale prices for the common stock as reported by the Nasdaq National Market system for each quarter during 1994, 1995 and 1996-to-date are as follows:

Common Stock Information

                         High              Low
1994
  First Quarter. . . .  15 1/8           10 5/8
  Second Quarter . . .  13 3/4            9 1/2
  Third Quarter. . . .  12 1/8            8 3/4
  Fourth Quarter . . .   9 1/8            2 1/4

1995
  First Quarter. . . .   3 9/32           2
  Second Quarter . . .  21 3/16           2 1/8
  Third Quarter. . . .   3 3/8            2
  Fourth Quarter . . .   3 1/16           2 1/8

1996
  First Quarter
  (through 3/8/96) . .   5 1/4            2 9/16

ITEM 1. FINANCIAL STATEMENTS

                           PROCYTE CORPORATION
                      (a development stage company)
                             BALANCE SHEETS


                                                                                             December 31,
                                                                                ----------------------------------
                                                                                      1995                1994
                                                                                ---------------    ---------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . .        $  6,019,740       $  26,243,922
Securities available for sale  . . . . . . . . . . . . . . . . . . . . .          30,057,780          16,770,215
Insurance claim receivable . . . . . . . . . . . . . . . . . . . . . . .           3,000,000
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             477,116             460,223
                                                                                -------------      --------------
  Total current assets . . . . . . . . . . . . . . . . . . . . . . . . .          39,554,636          43,474,360

PROPERTY AND EQUIPMENT, at cost
Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,328,829           3,328,829
Leasehold improvements . . . . . . . . . . . . . . . . . . . . . . . . .           5,097,833           5,097,833
Improvements in progress
Less accumulated depreciation and amortization . . . . . . . . . . . . .          (3,244,799)         (2,463,354)
                                                                                -------------      --------------
  Property and equipment, net. . . . . . . . . . . . . . . . . . . . . .           5,181,863           5,963,308

PATENTS, at cost . . . . . . . . . . . . . . . . . . . . . . . . . . . .             290,930             527,329
Less accumulated amortization. . . . . . . . . . . . . . . . . . . . . .             (93,270)           (111,310)
                                                                                -------------      --------------
  Patents, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             197,660             416,019

DEFERRED OFFERING COSTS. . . . . . . . . . . . . . . . . . . . . . . . .
OTHER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             159,399             159,399
                                                                                -------------      --------------

TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  45,093,558        $ 50,013,086
                                                                                -------------      --------------
                                                                                -------------      --------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $678,698            $293,466
Accrued liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .             687,452           1,093,954
Payable to stockholders for settlement of litigation . . . . . . . . . .           7,750,000
Deferred income. . . . . . . . . . . . . . . . . . . . . . . . . . . . .                                 340,344
                                                                                -------------      --------------
  Total current liabilities. . . . . . . . . . . . . . . . . . . . . . .           9,116,150           1,727,764

EFERRED LEASE PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . .              69,172              83,003
DEFERRED STATE SALES TAXES . . . . . . . . . . . . . . . . . . . . . . .              23,682              52,544

COMMITMENTS

STOCKHOLDERS' EQUITY
Preferred stock $.01 par value:  2,000,000 shares
   authorized; no shares issued or outstanding
Common stock $.01 par value: 30,000,000 shares
   authorized; shares issued and outstanding
   13,318,495 -  December 31, 1995 and 12,920,296 - 1994 . . . . . . . .             131,311             129,203
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . .          82,350,862          82,292,913
Deficit accumulated during the development stage . . . . . . . . . . . .         (46,513,220)        (34,118,285)
Unearned compensation. . . . . . . . . . . . . . . . . . . . . . . . . .             (84,399)           (154,056)
                                                                                -------------      --------------
   Total stockholders' equity. . . . . . . . . . . . . . . . . . . . . .          35,884,554          48,149,775
                                                                                -------------      --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . .        $ 45,093,558        $ 50,013,086

                                                                                -------------      --------------
                                                                                -------------      --------------



                          SEE NOTES TO FINANCIAL STATEMENTS

                                 PROCYTE CORPORATION
                            (a development stage company)
                               STATEMENTS OF OPERATIONS

                                                                                                                 January 1,
                                                                                                                    1985
                                                                                                                (predecessor
                                                                     Year ended December 31,                    inception) to
                                                   -----------------------------------------------------         December 31,
                                                        1995                1994               1993                  1995
                                                   --------------      --------------     --------------       ---------------


REVENUES
Research and development
  revenues under collaborative
  agreements...................................    $   1,688,152       $   2,773,154       $   1,320,946       $   7,906,547
License fees...................................                                                                      600,000
Interest income................................        2,631,904           1,699,829             618,571           7,035,801
Other .........................................                                                                      697,764
                                                   -------------       -------------       -------------       -------------
Total revenues.................................        4,320,056           4,472,983           1,939,517          16,240,112
                                                   -------------       -------------       -------------       -------------

COSTS AND EXPENSES
Research and
  development..................................        7,235,298          13,298,942           7,587,952          43,140,358
 Litigation settlement.........................        4,750,000                                                   4,750,000
 General & administrative......................        4,729,693           3,327,759           2,024,579          14,865,762
                                                   -------------       -------------       -------------       -------------

Total costs and  expenses......................       16,714,991          16,626,701           9,612,531          62,756,120
                                                   -------------       -------------       -------------       -------------

NET LOSS.......................................    $ (12,394,935)       $(12,153,718)       $ (7,673,014)       $(46,516,008)
                                                   -------------       -------------       -------------       -------------
                                                   -------------       -------------       -------------       -------------
NET LOSS PER
  COMMON SHARE.................................           $(0.95)             $(0.97)             $(0.80)             $(6.57)
                                                   -------------       -------------       -------------       -------------
                                                   -------------       -------------       -------------       -------------
Weighted average number of
  common shares used in computing
  net loss per common share....................       13,100,818          12,593,131           9,575,218           7,076,248
                                                   -------------       -------------       -------------       -------------
                                                   -------------       -------------       -------------       -------------




                        SEE NOTES TO FINANCIAL STATEMENTS

                                PROCYTE CORPORATION
                           (a development stage company)
                             STATEMENTS OF CASH FLOWS


                                                                                                                      January 1,
                                                                                                                        1985
                                                                          Years ended December 31                   (predecessor
                                                             ------------------------------------------------       inception) to
                                                                                                                     December 31,
OPERATING ACTIVITIES                                               1995          1994               1993                 1995
                                                              -------------   ------------       -----------         ------------
Net Loss                                                       ($12,394,935)  ($12,153,718)      ($7,673,014)        $(46,516,008)
 Adjustments to reconcile net loss
  to net cash used in operating activities:
   Depreciation.............................................        781,445        745,984           432,511            3,495,469
   Patent expense...........................................        213,358         44,258            64,295              770,929
   Amortization of discount on marketable securities...                                                                   (15,625)
   (Gain) loss on sale of securities available for sale.....       (324,534)       136,910                               (187,624)
   Stock grants and Restricted Stock grants.................         32,634                                                73,721
   Compensation expense on stock options....................         69,657        174,375           155,579              655,739
   Changes in assets and liabilities:
    (Increase) decrease in other current assets.............        (16,892)      (298,270)          (46,017)            (477,119)
    (Increase) decrease in insurance receivable.............     (3,000,000)                                           (3,000,000)
    (Increase) decrease in deferred offering expenses.......                        99,112           (49,737)
     Increase in other assets...............................                        (2,341)           (7,058)              (9,399)
     Increase in accounts payable...........................        385,232        101,395            38,568              593,579
     Increase (decrease) in accrued liabilities.............       (406,502)       428,320           497,589              632,544
     Increase (decrease) in litigation payable..............      7,750,000                                             7,750,000
     Increase (decrease) in deferred income.................       (340,344)      (447,181)          337,525
     Increase (decrease) in deferred lease payments.........        (13,831)         1,977            11,857               69,172
     Decrease in deferred use tax...........................        (28,862)       (18,492)          (23,677)             (71,031)
                                                              -------------   ------------       -----------          -----------
Net cash used in operating activities.......................     (7,293,574)   (11,187,671)       (6,261,579)         (36,235,653)
                                                              -------------   ------------       -----------          -----------

FINANCING ACTIVITIES
  Proceeds from issuance of stock - net.....................         27,423     35,660,886        22,844,242           81,294,896
  Proceeds from borrowings..................................                                                              500,000
                                                              -------------   ------------       -----------          -----------
Net cash provided by financing activities...................         27,423     35,660,886        22,844,242           81,794,896
                                                              -------------   ------------       -----------          -----------

INVESTING ACTIVITIES
 Purchase of property and equipment.........................              0     (3,849,667)       (1,902,803)          (8,581,401)
 Refund (payment) Interest-bearing lease deposit............                                                             (150,000)
 Purchase of securities available-for-sale..................   (142,491,420)   (27,865,785)                          (208,493,795)
 Proceeds from sale or maturity of securities available
  for sale..................................................    129,528,389     10,958,660       178,639,264
 Patents:
  Expenditures..............................................              0       (136,011)          (84,285)          (1,018,117)
  Reimbursements............................................          5,000          9,932            19,214               64,546
                                                              -------------   ------------       -----------          -----------
Net cash used in investing activities.......................    (12,958,031)   (20,882,871)       (1,967,874)         (39,539,503)
                                                              -------------   ------------       -----------          -----------

NET INCREASE  IN CASH AND CASH EQUIVALENTS..................    (20,224,182)     3,590,344        14,614,789            6,019,740

CASH AND CASH EQUIVALENTS
      AT BEGINNING OF PERIOD................................     26,243,922     22,653,578         8,038,789
                                                              -------------   ------------       -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $ 6,019,740   $ 26,243,922       $22,653,578           $ 6,019,740
                                                              -------------   ------------       -----------          ------------
                                                              -------------   ------------       -----------          ------------

SUPPLEMENTAL SCHEDULE OF NON-CASH
  FINANCING AND INVESTING ACTIVITIES
   Conversion of debt to common stock.......................                                                            $  500,000
   Issuance of stock for patents............................                                                            $   27,790
                                                                                                                        ----------
                                                                                                                        ----------


                         SEE NOTES TO FINANCIAL STATEMENTS

                          ProCyte Corporation
                     (a development stage company)
                  Statements of Stockholders' Equity



                                                                                        Deficit
                                                                                      Accumulated
                                                     Common Stock        Additional    During the      Unearned
                                             -------------------------    Paid-in      Development     Compensa-
                                                  Shares      Par Value   Capital        Stage           tion            Total
                                             -----------   -----------   ----------  --------------   ------------    -----------
Balance, September 22, 1986
  (Company inception)
Issuance to Iama, Inc. for certain assets
  ($.03 per share) - September 22. . . .       835,200     $  8,352      $  20,505                                     $   28,857
Issuance for cash ($.09 per share)
  September 22 . . . . . . . . . . . . .       290,000        2,900         21,800                                         24,700
Issuance for services ($.09 per share)
  December 31. . . . . . . . . . . . . .        17,400          174          1,326                                          1,500
Net loss . . . . . . . . . . . . . . . .                                              $    (22,476)                       (22,476)
                                             -----------   -----------   ----------  --------------   ------------    -----------
Balance, December 31, 1986 . . . . . . .     1,142,600       11,426         43,631         (22,476)                        32,581
Other issuance to officer for cash
  ($.09 per share) January 29. . . . . .        92,800          928          7,072                                          8,000
Issuance for services ($.09 per share)
  February 19. . . . . . . . . . . . . .        17,400          174          1,326                                          1,500
Issuance for cash ($.86 per share)
  March 19 to May 27 . . . . . . . . . .     1,403,600       14,036      1,191,925                                      1,205,961
Net loss . . . . . . . . . . . . . . . .                                                  (649,333)                      (649,333)
                                             -----------   -----------   ----------  --------------   ------------    -----------
Balance, December 31, 1987 . . . . . . .     2,656,400       26,564     1,243,954         (671,809)                       598,709
Issuance for cash ($1.51 per share)
  April 29 to June 22. . . . . . . . . .       297,373        2,974        441,791                                        444,765
Issuance for cash ($1.51 per share)
  July 25. . . . . . . . . . . . . . . .       251,140        2,511        373,103                                        375,614
Issuance for cash ($2.16 per share)
  August 2 . . . . . . . . . . . . . . .       742,400        7,424      1,480,734                                      1,488,158
Exercise of stock options
  ($.86 per share) October 31. . . . . .         1,160           12            988                                          1,000
Net loss . . . . . . . . . . . . . . . .                                                (1,451,540)                    (1,451,540)
                                             -----------   -----------   ----------  --------------   ------------    -----------
Balance, December 31, 1988 . . . . . . .     3,948,473       39,485      3,540,570      (2,123,349)                     1,456,706
Issuance to Schering Corporation for
  cash ($5.76 per share) May 18. . . . .       433,724        4,337      2,493,314                                      2,497,651
Conversion of debt to common stock
  ($2.16 per share) May 26 . . . . . . .       232,000        2,320        497,680                                        500,000
Grants to officers for services
  ($5.76 per share) July 27. . . . . . .         3,472           35         19,965                                         20,000
Issuance for cash - Initial public
     offering
  ($8.00 per share) November 16. . . . .     1,300,000       13,000      9,284,318                                      9,297,318
Compensatory stock option grants Oct. 2.                                   183,270                      $ (183,270)
Amortization of unearned compensation. .                                                                     6,490          6,490
Net loss . . . . . . . . . . . . . . . .                                                  (617,714)                      (617,714)
                                             -----------   -----------   ----------  --------------   ------------    -----------
Balance, December 31, 1989 (Forward) . .     5,917,669     $ 59,177    $16,019,117   $  (2,741,063)     $ (176,780)   $ 13,160,451



                      SEE NOTES TO FINANCIAL STATEMENTS

                                 ProCyte Corporation
                            (a development stage company)
                    Statements of Stockholders' Equity - Continued


                                                                                                           Deficit
                                                                                                         Accumulated
                                                    Common Stock          Additional                      During the
                                            ---------------------------    Paid-in     Development        Unearned
                                               Shares      Par Value       Capital        Stage          Compensation       Total
                                            ------------   ------------  ------------  ------------      ------------   ------------


Balance, December 31, 1989 (Forward).....     5,917,669       $ 59,177  $ 16,019,117   $(2,741,063)   $ (176,780)   $ 13,160,451
Compensatory stock option grants Jan. 9..                                      6,500                      (6,500)
Grant to officer for services
  ($5.63 per share) May 1................         3,000             30        16,845                                      16,875
Exercise of stock options
  ($2.16 per share) May 15 to July 9.....         3,132             31         6,733                                       6,764
  ($.86 per share) June 22 to July 24....        27,276            273        23,185                                      23,458
Amortization of unearned compensation....                                                                  35,148         35,148
Net loss.................................                                                (2,189,019)                  (2,189,019)
                                           ------------   ------------  ------------   ------------  ------------   ------------
Balance, December 31, 1990 ..............     5,951,077         59,511    16,072,380     (4,930,082)     (148,132)    11,053,677
Grant to officer for services
  ($5.50 per share) February 4...........           766              7         4,205                                       4,212
Exercise of stock options
  ($5.76 per share) Jan. 17 to May 28....           116              1           667                                         668
  ($.86 per share) Feb. 28 to Dec. 12....        26,444            264        22,477                                      22,741
  ($2.16 per share) May 7 to Dec 30......        16,688            168        35,878                                      36,046
  ($7.00 per share) November 5...........           200              2         1,398                                       1,400
  ($5.63 per share) December 12..........           600              6         3,369                                       3,375
  ($6.59 per share) December 12..........         2,000             20        13,160                                      13,180
Compensatory stock option
  grants April 1.........................                                    131,948                     (131,948)
Amortization of unearned compensation....                                                                  57,090         57,090
Net loss.................................                                                (3,931,098)                  (3,931,098)
                                           ------------   ------------  ------------   ------------  ------------   ------------
Balance, December 31, 1991...............     5,997,891         59,979    16,285,482     (8,861,180)     (222,990)     7,261,291
Exercise of stock options
  ($2.16 per share) Jan. 1 to Nov. 19....         6,576             66        14,136                                      14,202
  ($.86 per share)  Jan. 13 to Aug 12....        15,360            153        13,056                                      13,209
  ($5.63 per share) January 20...........           200              2         1,123                                       1,125
  ($4.62 per share) Jan. 20 to Nov. 9....           600              6         2,766                                       2,772
  ($6.59 per share) January 26...........         2,000             20        13,160                                      13,180
  ($5.76 per share) March 11.............           464              5         2,669                                       2,674
  ($2.50 per share) December 9...........         3,000             30         7,470                                       7,500
  ($5.00 per share) December 10 to 17....           700              7         3,493                                       3,500
  ($1.51 per share) in exchange for
     2292 issued shares December 28......        12,708            127         (122)                                           5
Issuance for cash - Public offering
  ($5.50 per share) May 19...............     1,437,500         14,375     7,080,565                                   7,094,940
Cancel compensatory stock option
  grants March 13........................                                    (6,960)                        6,960
Compensatory stock option
  grants February 12.....................                                    322,000                    (322,000)
Amortization of unearned compensation....                                                                 157,400        157,400
Net loss.................................                                                (5,430,373)                  (5,430,373)
                                           ------------   ------------  ------------   ------------  ------------   ------------
Balance, December 31, 1992 (Forward).....     7,476,999       $ 74,770  $ 23,738,838  $ (14,291,553)   $ (380,630)   $ 9,141,425



                          SEE NOTES TO FINANCIAL STATEMENTS

                          ProCyte Corporation
                     (a development stage company)
            Statements of Stockholders' Equity - Continued

                                                                                           Deficit
                                                                                          Accumulated
                                                         Common Stock       Additional    During the
                                                     --------------------    Paid-in      Development     Unearned
                                                      Shares   Par Value     Capital         Stage       Compensation       Total
                                                     --------  ---------   ------------   ------------  ------------    -----------
Balance, December 31, 1992 (Forward)..............  7,476,999    $74,770    $23,738,838   $(14,291,553)    $(380,630)    $9,141,425
Exercise of stock options
  ($2.16 per share) January 15 to Dec. 20 ........     13,584        136         29,205                                      29,341
  ($5.00 per share) February 9 to June 24..........       750          7          3,743                                       3,750
  ($1.51 per share) in exchange for
    12,966 issued shares March 4...................    64,834        648           (642)                                          6
  ($7.00 per share) May 3 to July 30...............       200          2          1,398                                       1,400
  ($5.625 per share) June 2 .......................       600          6          3,369                                       3,375
  ($5.125 per share) June 9 to Oct. 17.............    10,200        102         52,173                                      52,275
  ($5.76 per share) June 24........................       100          1            575                                         576
  ($0.86 per share) Oct. 1.........................     6,320         63          5,372                                       5,435
  ($2.50 per share) Oct. 1.........................    15,000        150         37,350                                      37,500
  ($7.25 per share) Oct. 1 to Nov. 2...............       600          6          4,344                                       4,350
  ($11.25 per share) Oct. 1 to Dec. 15.............       500          5          5,620                                       5,625
  ($5.53 per share) Nov. 5.........................    10,000        100         55,200                                      55,300
Issuance for cash - Public offering
  ($9.00 per share) February 9..................... 2,275,000     22,750     18,895,668                                  18,918,418
Issuance to Kissei Pharmaceutical
  for cash ($25.73 per share) Dec. 1...............   155,461      1,555      3,725,336                                   3,726,891
Cancel compensatory stock option
  grants September 10..............................                             (39,120)                        39,120
Compensatory stock option
  grants September 15..............................                             142,500                       (142,500)
Amortization of unearned compensation..............                                                            155,579      155,579
Net loss...........................................                          (7,673,014)                    (7,673,014)
                                                    ----------   -------    -----------      -----------    ----------   ----------
Balance, December 31, 1993......................... 10,030,148   100,301     46,660,929      (21,964,567)     (328,431)  24,468,232
Exercise of stock options
  ($0.86 per share) Oct 10.........................     1,392         14          1,183                                       1,197
  ($5.00 per share) January 18 to June 14..........       800          8          3,992                                       4,000
  ($2.16 per share) January 24.....................     1,856         19          3,990                                       4,009
  ($7.75 per share) May 10.........................    10,000        100         77,400                                      77,500
  ($7.00 per share) July 13........................       100          1            699                                         700
  ($9.44 per share) August 23......................     1,000         10          9,430                                       9,440
Issuance for cash - Public offering
  ($13.25 per share) February 8.................... 2,500,000     25,000     30,900,000                                  30,925,000
Issuance for cash - Public offering overal-
  lotment ($13.25 per share) February 22..........    375,000      3,750      4,635,290                                   4,639,040
Amortization of unearned compensation.............                                                           174,375        174,375
Net loss..........................................                                          (12,153,718)                (12,153,718)
                                                   ----------    -------    -----------     ------------  -----------   -----------
Balance, December 31, 1994........................ 12,920,296    129,203     82,292,913     (34,118,285)     (154,056)   48,149,775
Exercise of stock options:
  ($2.16 per share) January 23.....................     9,000         90         19,350                                      19,440
  ($.09 per share) in exchange for
    5,681 issued shares February 3.................   179,919      1,799         (1,797)                                          2
  ($0.86 per share) February 14....................     9,280         93          7,888                                       7,981
Hymedix Restricted Stock
 ($2.59 per share) December 31.....................    12,600        126         32,508                                      32,634
Amortization of unearned compensation..............                                                             69,657       69,657
Net loss...........................................                         (12,394,935)                   (12,394,935)
                                                    ----------    -------   -----------    ------------    -----------  -----------
Balance, December 31, 1995........................  13,131,095   $131,311   $82,350,862    $(46,513,220)   $   (84,399) $35,884,554
                                                    ----------    -------   -----------    ------------    -----------  -----------
                                                    ----------    -------   -----------    ------------    -----------  -----------

                        SEE NOTES TO FINANCIAL STATEMENTS

Notes to financial statements

1. DESCRIPTION OF BUSINESS AND SUMMARY OF
  SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Nature of Operations

ProCyte Corporation is a development stage healthcare products company engaged in the discovery, development and commercialization of a new class of proprietary copper-containing compounds and other wound care technologies.

ProCyte Corporation (the "Company") commenced operations on September 22, 1986 (inception). To date, the Company's research and development programs have focused principally on wound healing, tissue repair and hair growth applications with its topically administered peptide-copper compounds. In November 1995, the Company acquired rights to a polymer technology for use in wound care. Presently, the Company is working to commercialize its wound care technologies and also is developing drug candidates for potential treatment of chronic dermal ulcers, inflammatory bowel disease, and hair loss conditions.

On September 22, 1986, the Company issued 835,200 shares of common stock in exchange for substantially all of the assets of Iama, Inc., a predecessor company (the "Predecessor"), some of whose stockholders were founders of the Company. These assets consisted principally of patents and intellectual property rights related to the use of peptide-copper compounds. The patents were stated at $26,570, the Predecessor's historical cost. The Predecessor's operating results from January 1, 1985 ("Predecessor inception") to September 21, 1986 are included in net losses since inception in the accompanying financial statements.

To date, the Company's revenues have been principally from research and license fees and interest income. To date, no revenues have been generated from product sales. From inception through December 31, 1995, the Company incurred expenses for research, development, administration, and tentative settlement of litigation, resulting in an accumulated deficit of approximately $46,500,000. Further expenditures will be required for development, clinical testing, regulatory submissions, marketing and manufacturing for ProCyte's product candidates. There can be no assurance that the Company will be able to successfully commercialize its products or achieve a profitable level of operation.

Following the Company's announcement of disappointing results from its Phase III Iamin-Registered Trademark- gel study in diabetic plantar ulcers, the Company announced a corporate restructuring on October 21, 1994, in which it reduced staff by thirty-five percent in order to devote a greater percentage of the Company's capital resources in support of its three-part corporate strategy to
(1) continue to develop its proprietary copper-based compounds; (2) seek a suitable technology-rich acquisition or merger candidate to enhance the Company's ability to provide nearer-term product introductions; and
(3) provide contract manufacturing services to pharmaceutical, biotechnology, and other industries in order to fully utilize its existing facilities. The Company has invested a total of approximately $4.5 million for the construction of its drug substance manufacturing facility, which was completed in March 1994. The Company currently uses the manufacturing facility to provide services for industry clients and collaborative partners and manufacture and improve the processes for its own products and drug candidates, including the manufacture of clinical trial supplies. At this time, management believes that the cost of the facility will be recovered through processing current and expected drug substance requirements for the Company, its collaborative partners and/or from contract manufacturing services.

A substantial amount of additional funds will be required for the Company to complete testing required for potential commercialization of its product candidates, to build manufacturing, sales, and marketing capabilities, and to fund additional operating losses expected to be incurred in the next few years. Management's plans for obtaining additional funding may include equity offerings and strategic alliances or product out-licensing for certain of the Company's technology applications. If such funding is not obtained, the Company's ability to continue its research and development at the current level will be limited, which would require that the Company reduce its research, development and commercialization expenditures.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition

Research and development revenues, consisting of cost reimbursements, are recognized when the related costs have been incurred.

Research and development revenues under collaborative agreements and nonrefundable license fees are recognized when earned for the performance of research activities under contract terms. Other revenues primarily consist of nonrefundable option fees received from prospective licensees, and are recognized when earned under the terms of the option agreement.

Research and development

Research and development costs are expensed as incurred. The Company enters into contracts with outside laboratories for certain research, pharmacokinetic, and toxicology studies. Payments for such contracts are typically made in installments at the initiation, completion, and other specified stages of the studies. The Company recognizes the expenses associated with these contracts when the related services are performed.

Depreciation and amortization

Equipment is depreciated using accelerated methods over the estimated useful lives of the related assets, ranging from 5 to 15 years. Leasehold improvements are amortized over the term of the lease or the asset's useful life, whichever is shorter.

Long-lived assets

The Company periodically reviews long-lived assets, including intangible assets, for impairment to determine whether events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable and makes adjustments accordingly.

Current vulnerability due to certain concentrations - suppliers/sources of supply

The Company currently only has one supplier for one of its wound care product raw materials. Management believes that the limitation of suppliers should not have any significant impact on operations.

Patents and amortization

Patent application costs are amortized on a straight line basis over 17 years from the date the related patents are issued. Application costs for abandoned patents are expensed in the period abandoned. At December 31, 1995, capitalized patent costs included $59,608 related to application costs for pending patents.

Beginning in fourth quarter 1992, the Company changed its accounting policy to capitalize only those recoverable patent costs which relate to indications for which licensing agreements have been in place. As a result, in fourth quarters 1992 and 1995 (see note 3), the Company recorded a non-cash writedown of $378,615 and $200,760, respectively, for previously capitalized patent costs which do not meet the above criteria.

Net loss per common share

Net loss per common share is based upon the weighted average number of common shares outstanding. Common stock equivalents include shares issuable upon the exercise of stock options and assignment of shares granted (see note 3). However, only the vested portion of the shares granted is considered in the computation of the net loss per common share as the remaining shares would have an anti-dilutive effect.

Federal income taxes

Effective January 1, 1993, the Company implemented Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109) and, in accordance with its provisions, prior year financial statements were not restated. The adoption of SFAS 109 did not have a material effect on the accompanying financial statements.

Tax benefits of net operating losses and research and development tax credits will be recognized in the financial statements if and when they are utilized.

Cash equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Such investments are primarily in a United States Treasury money market fund.

Securities available for sale

The Company's investments, consisting of U.S. Treasury notes and bills, are all classified as "available for sale" and are stated at fair value. Fair value is based upon quoted market prices. For purposes of computing realized gains and losses, the specific identification method is used to determine the cost of investments sold.

In 1994, the Company implemented Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS
115).

This statement classifies debt and equity securities as either "trading," "available for sale," or "held to maturity" as follows: (1) trading securities are bought and held principally for the purpose of being sold in the near term, and are reported at market value with unrealized gains and losses included in earnings; (2) available for sale securities are reported at market value with changes in unrealized gains and losses recorded directly to stockholders' equity, net of taxes; and (3) held to maturity securities are reported at amortized cost if the Company has the intent and ability to hold them to maturity. The adoption of the statement had no effect on net loss for the year ended December 31, 1995. Prior year financial statements were not restated.

2. INVESTMENTS

At December 31, 1995, the Company's investments consist primarily of U.S. Treasury notes and bills and are classified as "available for sale." The amortized cost and estimated market value for the investments maturing in one year or less is $18,245,156 and those maturing in one through five years is $11,812,623. Unrealized gains or losses at December 31, 1995, were insignificant, and realized gains from sales of investments during 1995 were $324,534.

3. COLLABORATIVE AGREEMENTS

The Company earned revenue under collaborative agreements as follows:


                                            Years ended December 31,
                                  ----------------------------------------
                                       1995          1994           1993
                                  ----------------------------------------
R&D Funding:
   Kaken Pharmaceutical             $690,345     $1,497,180       $962,475
   Kissei Pharmaceutical             750,000      1,000,000        250,000
   Cost Reimbursements:
   Kaken Pharmaceutical                3,027          2,663        108,471
   Kissei Pharmaceutical              92,944        273,311
Other: R&D, Manu-
  facturing                          151,836
                                  ----------------------------------------
                                  $1,688,152     $2,773,154     $1,320,964
                                  ----------------------------------------
                                  ----------------------------------------


HYMEDIX INTERNATIONAL, INC.

In November 1995, the Company entered into a license agreement with Hymedix International, Inc. ("Hymedix"). Under the agreement, the Company acquired from Hymedix an exclusive license to make, have made, use and sell products for the wound care field using Hymedix's HYPAN-Registered Trademark- polymer technology. The Company has acquired exclusive worldwide rights, outside of Asia, to five wound care products that have received market clearance from the United States Food and Drug Administration. The Company also acquired non-exclusive rights in the same territory to a sixth wound care product, and acquired exclusive worldwide rights to the drug delivery applications of the technology for wound healing.

Under the terms of the agreement, the Company is to make certain research and development, milestone and royalty payments to Hymedix. Further, under the terms of a stock acquisition agreement between the parties, the Company issued to Hymedix 200,000 shares of the Company's common stock releasable in four equal assignments of 50,000 shares each over a two year period, unless Hymedix has materially breached the license agreement or the Company has terminated the license agreement. The stock is subject to SEC Rule 144 restrictions and has piggyback registration rights for a limited period of time. The Company may terminate the agreement at any time upon sixty days' written notice.

KISSEI PHARMACEUTICAL CO., LTD.

In November 1993, the Company entered into a strategic alliance with Kissei Pharmaceutical Co., Ltd. ("Kissei"). Under the terms of the agreement, the Company granted Kissei an exclusive license to make, have made, use and sell the Iamin-Registered Trademark- compound in Japan, China, Korea and Taiwan for topical wound healing applications, including chronic human dermal wounds such as diabetic, venous stasis or pressure ulcers, surgical wounds and burns.

Pursuant to the terms of its agreement with Kissei, the Company will manufacture Kissei's requirements for the Iamin-Registered Trademark- compound for product development and for all clinical trials for the first approved use of the Iamin-Registered Trademark- compound in Japan. In addition, under terms specified in the agreement, Kissei is obligated to make certain research and development, milestone and royalty payments to the Company. Further, Kissei purchased 155,461 shares of the Company's common stock for an aggregate consideration of $4,000,000. In 1995, Kissei satisfied all its R&D funding obligations under the agreement. Kissei may terminate the agreement without cause upon ninety days' written notice to the Company after the first year.

KAKEN PHARMACEUTICAL CO., LTD.

In December 1992, the Company entered into an agreement with Kaken Pharmaceutical Co., Ltd. ("Kaken") for developing and marketing hair growth products in Asia based on the Company's technology. The agreement gave Kaken exclusive license rights for peptide-copper hair growth and hair loss prevention products in Asian countries. In 1995 Kaken satisfied all of its R&D funding obligations under the agreement.

On January 31, 1996, the Company's license agreement with Kaken was terminated. The Company has regained the exclusive license rights for its peptide-copper hair growth and hair loss prevention products in Asian countries.

4. FEDERAL INCOME TAXES

The following is a summary of the components of deferred taxes (in millions) at December 31, 1995 and December 31, 1994:

         December 31,   December 31,

                         1995      1994
Deferred tax asset      $15.5     $12.8
Valuation allowance     (15.5)    (12.8)
                         $0.0      $0.0

At December 31, 1995, the Company had net operating loss and research and development tax credit carryforwards of approximately $40.7 million and $1.2 million, respectively, scheduled to expire from 2000 to 2009. As a result of issuing common stock subsequent to inception, the Company's ability to use these net operating losses and tax credit carryforwards in the future will be subject to limitations under Internal Revenue Code Section 382. No tax benefits have been recorded for net operating losses incurred and tax credits generated since inception.

5. LEASE COMMITMENTS

The Company leases approximately 28,000 square feet of laboratory and administrative facilities in Kirkland, Washington under a ten year operating lease which commenced July 1, 1990. Subject to certain payments, the lease is cancelable by the Company at the end of seven years, and contains a renewal option for the Company to extend the original term by an additional five years.

The Company also leases approximately 16,000 square feet of manufacturing and expansion space in Redmond, Washington under a seventy-nine month operating lease. The Company may extend the original term by an additional ten years in two five-year increments.

Future minimum lease payments on the total leased space of approximately 44,000 square feet are as follows:

    1996.......................    446,844
    1997 ......................    459,786
    1998 ......................    466,368
    1999 ......................    475,590
    2000 ......................    249,880
                                ----------
    Total ..................... $2,098,468
                                ----------
                                ----------

Rent expense in 1995, 1994 and 1993 was $536,212, $504,017, and $265,788,
respectively.

6. LEGAL PROCEEDINGS

On March 5, 1996, the Company announced it had reached a tentative settlement in the stockholder lawsuit filed against the Company and certain of its officers and directors in October 1994. The tentative settlement, which is subject to court approval, is for

$7,750,000, of which at least $2,500,000 will be paid in cash, with the remainder payable, at the Company's discretion, in cash or shares of the Company's common stock. The tentative settlement is conditioned upon the Company receiving a minimum of $3,000,000 in cash from the Company's Director and Officer insurance underwriters. At December 31, 1995, the Company had a $7,500,000 current liability to the stockholders for the settlement and a $3,000,000 receivable due from the Company's insurance underwriters, resulting in a $4,750,000 charge.

7. STOCKHOLDERS' EQUITY

Common Stock

On October 2, 1989, the Board of Directors declared a 1.16 for 1 common stock split to be effected in the form of a dividend to holders of record on that date. Since this occurred before the Company's stock was publicly traded and the Company had no retained earnings, this transaction has been accounted for retroactively as a stock split.

Accordingly, all outstanding common shares and per common share amounts, except par value, have been restated in these financial statements to give effect to the split.

On November 16, 1989, the Company sold 1,300,000 shares of common stock in its initial public offering at $8.00 per share. Prior to the public offering, the Company had issued shares of its common stock in several private placements.

In 1989 and 1990, the Board of Directors granted common stock bonuses to officers. Compensation expense was recognized based on estimated fair market value of the stock on the date of grant.

During 1989, the Company borrowed $500,000 under a note convertible to common stock of the Company at $2.16 per share, which was the estimated fair market value at the date of the note as determined by the Board of Directors. This note was converted and the stock was issued shortly after the borrowing.

In May 1989, the Company issued 433,724 shares of common stock to Schering Corporation for cash of approximately $2.5 million under a share purchase agreement.

On May 19, 1992, the Company sold 1,437,500 shares of common stock in a public offering at $5.50 per share.

On February 9, 1993, the Company sold 2,275,000 shares of common stock in a public offering at $9.00 per share.

On December 1, 1993, the Company sold 155,461 shares of common stock to Kissei Pharmaceutical Co., Ltd. at $25.73 per share under a stock purchase agreement.

On February 8 and 22, 1994, the Company sold 2,500,000 and 375,000 shares, respectively, of common stock in a public offering at $13.25 per share.

In December 1994, the Board of Directors adopted a shareholder rights plan (the "Rights Plan"), declaring a dividend of one preferred share purchase right (the "Rights") for each outstanding share of common stock of the Company. Upon the earlier of the close of business on the tenth business day after the date the Company learns that a person or group (an "Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding common stock of the Company, or the date designated by the board following commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock of the Company, that could result in the offeror becoming beneficial owner of 15% or more of the outstanding shares of common stock of the Company, each Right will become exercisable (other than by an Acquiring Person) for shares, or fractions of shares, of preferred stock of the Company, or may, at the election of the board, be exchanged for shares of preferred stock. In the event the Company is acquired, each Right will represent the right to acquire shares of the acquiring or surviving corporation or other entity. The Rights will expire on December 7, 2004.

On November 15, 1995, the Company issued 200,000 shares of its common stock to Hymedix International, Inc. pursuant to a stock purchase agreement. These shares are releasable to Hymedix over a two-year period in four equal assignments of 50,000 shares each, unless Hymedix has materially breached the license agreement or the Company has terminated the license agreement. The stock is subject to SEC Rule 144 restrictions and has piggyback registration rights for a limited period of time. The Company may terminate the agreement at any time upon sixty days' written notice.

Stock options

The Company has stock option plans for officers, employees and consultants, which provide for granting of nonqualified and incentive stock options and grants. Options generally are granted at fair market value, expire between five and ten years from grant date and vest ratably over three to five years.

During 1991, the Company adopted a stock option plan for nonemployee directors, that was ratified by the shareholders in 1992. Such plan provides for the grant of 200,000 nonqualified common stock options, which generally vest over three years, with other terms substantially equivalent to the Company's other plans. During 1991, grants for 75,000 shares at fair market value were made from this plan. During 1994, grants for 79,000 shares at fair market value were made from this plan.

During 1992, the shareholders ratified an amendment to increase the shares of common stock available under the 1989 Restated Stock Option Plan for option grants to officers and employees by 500,000 shares, of which 200,000 shares were granted by the Board of Directors to an officer.

During 1994, the shareholders ratified amendments to increase the shares of common stock available under the 1989 Restated Stock Option Plan for option grants to officers and employees by 652,000 shares, and to increase the number of shares which could be granted to nonemployee directors under the 1991 Restated Stock Option Plan for Nonemployee Directors.

The Company has granted stock options to key employees with option prices below fair market value at the date of grant. Unearned compensation has been recorded for the difference and is charged to operations ratably over the period that services are to be performed. Unamortized unearned compensation is shown as a reduction of stockholders' equity. In 1993, the Board of Directors granted nonqualified stock options to purchase 75,000 shares of common stock to an officer of the Company at 85% of the fair market value on the date of the grant. All options are subject to vesting schedules.

At December 31, 1995, options to purchase 705,788 shares were exercisable and there were 177,297 shares available for future grant, including 46,000 shares related to the 1991 plan for nonemployee directors. Information relating to stock options granted, exercised and canceled follows:


                      Shares subject      Option
                         to option      price range
                      -----------------------------
Balance,
 December 31, 1992       1,021,942      $.09-$11.25
Granted                    248,750     $9.06-$16.56
Exercised                  135,654      $.86-$11.25
Canceled                   115,230      $.86-$11.25
                         ---------
Balance,
 December 31, 1993       1,019,808      $.09-$16.56
                         ---------
Granted                    637,130     $2.53-$13.88
Exercised                   15,148       $.86-$9.44
Canceled                   229,080     $2.16-$16.56
                         ---------
Balance,
 December 31, 1994       1,412,710      $.09-$11.88
                         ---------
Granted                    479,500      $2.59-$2.94
Exercised                  203,880       $.09-$2.16
Canceled                   151,373      $.86-$11.25
                         ---------
Balance,
 December 31, 1995       1,536,957     $2.15-$11.88
                         ---------

8. BENEFIT PLANS

On April 1, 1991, the Company adopted the 1991 ProCyte Corporation Profit Sharing and Salary Deferral 401(k) Plan. The plan is funded by voluntary employee pretax salary deferrals, to the extent permitted under law, and provides for employer matching contributions, at the discretion of the Board of Directors. No employer contribution has been made since adoption of the 401(k) plan.

Independent Auditors' Report

Board of Directors
ProCyte Corporation
Kirkland, Washington

We have audited the accompanying balance sheets of ProCyte Corporation (a development stage company) as of December 31, 1995 and 1994, and the related statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995, and the period from inception to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception to December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for income taxes in 1993 and investments in 1994.

DELOITTE & TOUCHE LLP


Seattle, Washington

March 7, 1996