Form 10-K405, Exhibit 13
period 1997-12-31
PROCYTE CORP /WA/
filed 1998-03-31
CIK 856072

                                  EXHIBIT 13.1

                             SELECTED FINANCIAL DATA

ITEM 6. SELECTED FINANCIAL DATA

                                                               YEARS ENDED DECEMBER 31,
                                      ---------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:             1997           1996            1995            1994           1993
------------------------------------  -------------  -------------  --------------  --------------  -------------
Revenues............................  $   1,856,776  $   3,275,957  $    4,320,056  $    4,472,983  $   1,939,517
Costs and expenses..................      8,305,420     12,633,076      16,714,991      16,626,701      9,612,531
                                      -------------  -------------  --------------  --------------  -------------
Net loss............................  $  (6,448,644) $  (9,357,119) $  (12,394,935) $  (12,153,718) $  (7,673,014)
                                      -------------  -------------  --------------  --------------  -------------
                                      -------------  -------------  --------------  --------------  -------------

Net loss per common share...........  $       (0.48) $       (0.71) $        (0.95) $        (0.97) $       (0.80)

Weighted average number of common
  shares used in computing net loss
  per common share..................     13,326,929     13,210,036      13,100,818      12,593,131      9,575,218
                                      -------------  -------------  --------------  --------------  -------------
                                      -------------  -------------  --------------  --------------  -------------

                                                               YEARS ENDED DECEMBER 31,
                                       -------------------------------------------------------------------------
BALANCE SHEET DATA:                        1997           1996           1995           1994           1993
-------------------------------------  -------------  -------------  -------------  -------------  -------------
Cash, cash equivalents and short-term
  investments........................  $  12,866,617  $  20,846,836  $  36,077,520  $  43,014,137  $  22,653,578
Working capital......................     14,482,669     20,647,423     30,438,486     41,746,596     21,170,301
Total assets.........................     21,310,959     27,963,658     45,093,558     50,013,086     26,265,524
Total liabilities....................        694,462      1,124,881      9,209,004      1,863,311      1,797,292
Accumulated deficit..................    (62,318,983)   (55,870,339)     (46513220    (34,118,285)   (21,964,567)
Stockholders' equity.................     20,616,497     26,838,777     35,884,554     48,149,775     24,468,232